Exhibit 10.4

January 26, 2025

PERSONAL & CONFIDENTIAL

Re: Offer of Employment for Niki Gwaltney Rutter

Dear Niki:

On behalf of Real Good Foods, LLC (the “Company”), I am pleased to extend the Company’s offer of employment to you as the Chief Financial Officer. Your anticipated hire date is February 10, 2025. You shall perform such duties and have such responsibilities as are typically associated with such position, including, without limitations, advising the Company on financial optimization and reporting, and such duties and responsibilities as are prescribed by the Chief Executive Officer that may be assigned to you from time to time. You shall perform such services in a diligent and skillful manner and in accordance with current industry standards.

Your classification status will be that of an exempt, full-time employee and will receive a base salary of $450,000 per year, payable in periodic installments of $17,307.69 on bi-weekly paydays, Fridays. You will also receive a sign-on bonus of $100,000, which will be paid in biweekly installments of $3,846.15. The Management Incentive Plan (MIP) will be set at 1.75%, or your payout will increase by $2.3MM at target Enterprise Valuation (EV). You will also receive a guaranteed 100% bonus. Employee performance and salary increases are determined based on the achievement of key performance indicators (KPIs), which serve as the company’s primary method of evaluating individual contributions and overall effectiveness in the role.

Standard Employee Benefits:

•	Thirty (30) days of paid vacation per year with limited accrual.

•	Five (5) days of paid sick leave per year.

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Medical, Dental and Vision Insurance (Your contribution will be based on your age/dependents/marital status). You are eligible for these benefits on the first day of the month following your date of hire.

•	Life and AD&D Insurance (No contribution)

•	401k retirement savings plan (eligible after 90-days of employment)

Please review company policies for further details on these benefits.

During the course of your employment, you may have access to trade secrets and confidential business information belonging to the Company, its affiliates, vendors and customers. By accepting employment, you acknowledge that you will keep all this information strictly confidential and will not use it or disclose it to any person or entity, including family members, except as is necessary in the ordinary course of performing your duties for the Company. You further acknowledge that your obligation to safeguard all such trade secrets and confidential business information exists not only during the period of your employment, but also after your employment ends. You also agree that at the cessation of your employment, or on The Real Good Food Company demand, you will return all copies of any documents or other materials you have that are trade secrets, or which refer to or contain or reflect trade secrets or confidential business information.

As an at-will employee, you may terminate your employment at any time, for any reason or no reason, with or without notice. Likewise, the Company reserves the right to terminate your employment at any time, for any lawful reason, with or without notice. However, if the Company terminates your employment for any reason other than Gross Misconduct, you will be entitled to receive twelve (12) months of base salary.

By accepting this offer of employment, you acknowledge that any statements made in the job application, the Company Employee Handbook, or any other Company documents, do not create an employment contract or alter your at-will employment status.

You agree to execute a Confidential and Propriety Information Agreement and Assignment in the form adopted by the Company from time to time.

I am very pleased to extend the Company’s offer of employment to you. We are eager to begin working with you and trust that this will be the beginning of a rewarding, fulfilling experience for you and the Company. We look forward to working with you.

Sincerely,

Real Good Foods

/s/ Tim Zimmer
Tim Zimmer
Chief Executive Officer

Accepted and Agreed:

/s/ Niki Rutter
Niki Gwaltney Rutter